EXHIBIT 99.1
News
For Immediate Release
August 13, 2009	Contact:

Rick B. Honey

(212) 878-1831

THOMAS J. MEEK NAMED VICE PRESIDENT, GENERAL COUNSEL AND

SECRETARY OF MINERALS TECHNOLOGIES INC.

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NEW YORK, August 13 -- Minerals Technologies Inc. (NYSE:MTX) announced today that Thomas J. Meek has been named Vice President, General Counsel and Secretary of the company, effective September 1.  Mr. Meek joins Minerals Technologies Inc. from Alcoa Inc., where he served as Deputy General Counsel.  In that position he was Chief Litigation Counsel for all global litigation, claims, governmental investigations and subpoenas.  In addition, he also served as Alcoa's Global Compliance Director.  He succeeds Kirk G. Forrest who will retire at year-end after having served as Minerals Technologies' General Counsel for five years.

        Mr. Meek joined Alcoa in 1999 as Assistant General Counsel, and in 2001 was also appointed Director of Global Compliance responsible for all aspects of Alcoa's compliance with laws and regulations on a global basis, as well as for all legal environmental matters.  He was named to his most recent position at Alcoa in 2006.  From 1990 to 1999, he was with Koch Industries, Inc. of Wichita, Kansas, where he held numerous supervisory positions, including section head of litigation, employment and environmental departments.  His last position there was Interim General Counsel, where he was responsible for all legal affairs of the company.

        From 1985 to 1990, Mr. Meek was an Associate/Partner in the Wichita, Kansas, law firm of McDonald, Tinker, Skaer, Quinn & Herrington, P.A.

        Mr. Meek holds a Juris Doctorate degree from Washburn University School of Law in Topeka, Kansas, and a Bachelor of Science in Criminal Justice from Central Missouri State University.  He is a member of the Kansas Bar Association, the American Bar Association, the American Corporate Counsel Association, the Defense Research Institute, the Ethics Officers Association and the Defense Industry Initiative.

        Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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